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                                                                   EXHIBIT 10.10



                           TRADEMARK LICENSE AGREEMENT

THIS AGREEMENT, made this 3rd day of May 1996, by and between Showbiz Pizza Time, Inc., a Kansas corporation with its principal place of business at 4441 West Airport Freeway, Irving, Texas 75062 (hereinafter "PIZZA TIME") and The Delicious Frookie Company, Inc., a Delaware corporation with a place of business at 2720 River Road, Suite 126, Des Plaines, Illinois 60018 (hereinafter "DFC").

WHEREAS, DFC seeks to license the trademarks in Section 1.1 in the territory identified in Section 1.2 in connection with the manufacture, marketing and sale of all cookies, crackers, freeze pops and cones for ice cream with the right of first refusal for snacks, snack mix, and popcorn; and

WHEREAS, PIZZA TIME is willing to grant such a license to DFC subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.       Definitions

         The following definitions shall apply for the purposes of this Agreement;

         1.1 Trademarks - The term "Trademarks" shall mean only the trademarks set forth in Exhibit A attached hereto and hereby incorporated by reference.

         1.2 Territory - The term "Territory" shall mean only the United States, its territories and possessions, all U. S. military bases, and Canada. The parties agree that additional countries, or portions thereof may be added to the definition of Territory upon the mutual agreement of the parties, with mutual agreement not being unreasonably withheld by PIZZA TIME.

         1.3 Licensed Products - The term "Licensed Products" shall mean any cookie, cracker, freeze pop type, ice cream cones, popcorn, packaged snacks and snack mix.

         1.4 Net Sales - The term "Net Sales" shall mean gross sales of Licensed Products less cash, promotional and term discounts, merchandising allowances, freight and returns.

2.       Grant of License

         2.1 Subject to the terms and conditions set forth herein, PIZZA TIME does hereby grant to DFC a
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                      royalty-bearing, exclusive license to utilize the
                      Trademarks in the Territory in connection with the manufacture, marketing and sale of Licensed Products. DFC hereby accepts such license.

         2.2 DFC agrees not to grant any license or sublicense of the Trademarks and shall not otherwise assign or transfer any rights granted by PIZZA TIME pursuant to this Agreement. It is understood by the parties that the manufacture of the licensed product(s) may be performed by a party designated by DFC and acceptable to PIZZA TIME and that therefore in any reference in this agreement to manufacture by DFC may apply to a third party. Notwithstanding the foregoing, DFC shall remain responsible for the manufacturing of the Licensed Product(s) hereunder.

         2.3 The parties agree that nothing herein shall prohibit PIZZA TIME from utilizing or permitting third parties to utilize Trademarks in Territory on any product not related to the Licensed Products or outside of Territory on any product, and PIZZA TIME expressly reserves the right to do so .

3.       Term

         The term of this Agreement shall commence on the day and year first above written and shall continue for a period of five years ("Initial Term"). If neither party has terminated the Agreement upon the expiration of the Initial term, the parties agree that, commencing upon the conclusion of the Initial Term, the Agreement shall be automatically renewed for successive five (5) year terms unless earlier termination as provided for in this Agreement has occurred.

4.       Termination

         4.1 DFC shall have the right to terminate this Agreement at anytime upon ninety (90) days written notice to PIZZA TIME and in the event DFC elects to so terminate, it shall continue to remit to PIZZA TIME the royalty payments due PIZZA TIME as the same may become due during the ninety
                      (90) day notice period, which shall be deemed to commence on the date of PIZZA TIME receives receipt of notice, or thereafter if such payments become due after the ninety
                      (90) day notice period has expired.

         4.2 In the event DFC breaches any of the provisions of Sections 6, 7, 9, 10, 11, 13, 16, 17 and 18, the parties agree that PIZZA TIME may in its sole discretion, provide DFC with ninety (90) days

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                      opportunity to cure. If the breach is not cured within the ninety (90) day period after notice from PIZZA TIME, this Agreement shall automatically terminate subject to DFC's rights to sell off the Licensed Product as provided therein. If the breach is cured within the ninety (90) day period, this Agreement shall continue in full force and effect.

         4.3 In the event PIZZA TIME breaches any of the provisions of Sections 8.1, 8.3 and 14, the parties agree that DFC may, in its sole discretion, provide PIZZA TIME with ninety
                      (90) days written notice of termination and opportunity to cure. If the breach is not cured within the ninety (90) day period, this Agreement shall automatically terminate subject to DFC's rights to sell off the Licensed Products as provided herein. If the breach is cured within the ninety (90) day period, this Agreement shall continue in full force and effect; provided, however, in the event PIZZA TIME breaches the same provision twice within any one (1) year period, DFC may terminate this Agreement following the second breach without any opportunity to cure.

         4.4 In the event for any given calendar year after the third full year of the license, DFC does not pay to PIZZA TIME royalties of at least $50,000, then PIZZA TIME has the option to convent this license to a non-exclusive license, all other terms remaining the same.

         4.5 In the event either party becomes insolvent; files or has filed against it involuntarily a petition under the United States Bankruptcy Code or under or pursuant to any state bankruptcy act or under any similar Federal or state law; makes a general assignment for the benefit of creditors; admits in writing its inability to pay its debts generally as they become due; or suspends or terminates its operations or liquidates or dissolves, then, without limitation, this Agreement shall automatically terminate.

5.       Effects Of Termination

         5.1 Immediately upon the expiration or termination of this Agreement, DFC shall cease all use of Trademarks; provided however, the parties agree that DFC shall have up to one hundred eighty (180) days to sell existing inventories and use existing packaging and/or findings of Licensed products on DFC's normal terms and conditions. The parties further agree that

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                      PIZZA TIME may, in its sole discretion, purchase all or a
                      portion of Licensed Products, or any component thereof, at DFC's actual cost.

         5.2 Within a reasonable period of time following expiration or termination, but in no event more than four (4) months following expiration or termination, DFC agrees to provide to PIZZA TIME a final royalty report and royalty payment.

6.       Quality Assurance

         6.1 DFC agrees to provide for the opportunity and allow, at mutually convenient times, PIZZA TIME quality assurance personnel, or their designated representatives, to inspect and approve all facilities that supply ingredients or packaging for Licensed Products or at which Licensed Products are going to be Manufactured or stored prior to the initial manufacture and on a semiannual basis thereafter; provided, however, in the event Licensed Products at anytime fail to comply with the provisions set forth in Sections 7.2 and 7.3 PIZZA TIME shall have the right to have a representative present at its own expense for all production runs of all Licensed Products at the facility(s) that produce the substandard product(s) until all defects are resolved to PIZZA TIME's satisfaction. PIZZA TIME agrees to provide DFC with reasonable prior notice of such inspections.

         6.2 DFC agrees to correct any reasonable defects that affects the quality of Licensed Products noted by PIZZA TIME's quality assurance personnel and provide PIZZA TIME with a written response detailing the actions taken to correct such defects within thirty (30) days after such observations were made by PIZZA TIME's representative.

7.       Quality Control

         7.1 DFC acknowledges the valuable goodwill, associated with Trademarks and desires to maintain the validity of Trademarks and the goodwill associated therewith and DFC agrees, therefore, to maintain high standards in the manufacturing, packaging and storing of Licensed Products.

         7.2 DFC agrees that Licensed Products shall be manufactured, packaged, stored, distributed and marketed in accordance with all applicable Federal, state and/or local laws and regulations. DFC further

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                      agrees that all facilities utilized to manufacture and
                      package Licensed Products shall be maintained in accordance with all applicable Federal, state and/or local laws and regulations.

         7.3 DFC agrees that Licensed Products shall be manufactured and packaged in strict accordance with the formulas, product specifications, quality specifications and samples approved by PIZZA TIME prior to the initial manufacture. In the event Licensed Products are not manufactured and packaged in accordance with such formulas, specifications and samples, PIZZA TIME shall have the right to terminate this agreement pursuant to Section 4.2. Additionally, PIZZA TIME shall have the right to require immediate corrective action place on any Licensed Products not meeting such formulas, specifications and/or samples. In the event DFC desires to make any changes to the formulas or specifications for Licensed Products, DFC shall provide PIZZA TIME with revised formulas, product and quality specifications and samples for PIZZA TIME approval prior to the manufacture of the revised Licensed Products, PIZZA TIME shall approve or object revisions within three (3) business days following PIZZA TIME's receipt of materials or approval shall be presumed. DFC agrees not to manufacture revised Licensed Products without PIZZA TIME's prior consent.

         7.4 DFC agrees to provide PIZZA TIME with a sample of all Licensed Products upon request from PIZZA TIME. DFC further agrees to make, within a period of two (2) months, any reasonable changes requested by PIZZA TIME which PIZZA TIME deems necessary to maintain the quality of Licensed Products.

         7.5 DFC shall allow PIZZA TIME to inspect a copy of all quality control manuals and records which relate to the manufacture, packaging or storage of Licensed Products. DFC agrees to manufacture, package and store Licensed Products in strict accordance with such manuals.

8.       Royalty

         8.1 The parties agree that during all terms of this Agreement DFC shall pay to PIZZA TIME a royalty on net sales in the amount of four (4%) percent on the first three and one-half million ($3,500,000) dollars of Net Sales: and three (3%) percent thereafter.

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         8.2          The parties agree that all royalty payments shall be
                      made by DFC within twenty (20) days following the end of each month during the term of this Agreement.

9.       Advertising/Promotional Materials/Promotion

         9.1 DFC shall submit to PIZZA TIME and PIZZA TIME shall approve prior to use, samples of all materials including, without limitation, all packaging, labeling, advertising and promotional materials, that utilize or incorporate Trademarks in any way. PIZZA TIME shall approve or communicate any objection of such samples within ten (10) business days following PIZZA TIME's receipt of such materials or approval shall be presumed. DFC agrees to make all reasonable changes requested by PIZZA TIME.

         9.2 DFC will promote PIZZA TIME wherever and whenever it can interconnect its advertising and promotional material for its Licensed Products including the exclusive right for promotions with PIZZA TIME in relation to the Licensed Products, and similarly PIZZA TIME will use its best efforts to interconnect its promotion and advertising with DFC's Licensed Products. Both parties, jointly, will use their respective best efforts to promote the other's products and services.

         9.3 PIZZA TIME will market and promote DFC Licensed Products in PIZZA TIME's outlets and use its best efforts to promote and sell DFC Licensed Products. DFC will supply PIZZA TIME with its products at its standard terms.

10.      Trademarks

         10.1 DFC agrees that nothing herein shall give DFC any rights, title or interest in or to Trademarks, accept the right to utilize Trademarks in accordance with the terms of this Agreement, and that Trademarks are the sole property of PIZZA TIME and any goodwill generated from any and all uses of Trademarks shall inure to the benefit of PIZZA TIME.

         10.2 DFC agrees to assign to PIZZA TIME, on the expiration or termination of this Agreement and without any additional consideration, any rights and equities related to Trademarks and any goodwill incidental to such rights that may be vested in DFC as a result of the activities of DFC pursuant to this Agreement.

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         10.3         DFC acknowledges the valuable goodwill associated with the
                      Trademarks and it desires to maintain the validity of the Trademarks and the goodwill associated with the Trademarks for the benefit of PIZZA TIME. DFC agrees, therefore, to utilize Trade-marks in strict accordance with proper Trademark usage and the directions of PIZZA TIME. DFC shall not, directly or indirectly, attach or assist a third party in attacking the validity of Trademarks.

         10.4 DFC agrees not to act, directly or indirectly, in any matter which might lead a third party to believe that Trademarks are owned by DFC.

         10.5 On the packaging, labels, advertising and other materials which utilize Trademarks, DFC agrees that;

                      (a) The registered trademark symbol "(R)" shall be utilized in conjunction with the appropriately registered Trademarks; or

                      (b) The trademark symbol "TM" shall be used in conjunction with unregistered trademarks and trademarks used outside the scope of their current registrations.

         10.6 DFC agrees not to seek any trademark registration anywhere in connection with its use of Trademarks.

         10.7 DFC agrees not to adopt or use any mark or symbol that is similar to Trademarks or any of PIZZA TIME trademarks or tradenames.

         10.8 DFC agrees not to utilize Trademarks in any unauthorized manner.

         10.9 DFC agrees upon the request of and at the expense of PIZZA TIME, to reasonably aid and assist PIZZA TIME in the registration and maintenance of Trademarks and in any litigation of resolution of claims with respect to Trademarks.

         10.10 DFC shall have no right to expand the scope of protection afforded the Trademarks. DFC shall use the Trademarks as set forth in Exhibit A and shall not use the Trademarks, including any modified version thereof, in any way.

         10.11 DFC agrees to notify PIZZA TIME of any non-PIZZA TIME trademark or tradenames which are similar in sight, sound, appearance remaining to Trademarks. DFC

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                      expressly agrees that it shall take no action with regards to such trademarks or tradenames other than notification of PIZZA TIME. PIZZA TIME shall have the sole right to decide whether or not to take action against such trademarks or tradenames.

11.      The Delicious Frookie Company Inc. Trademark Protection

         11.1 PIZZA TIME agrees that nothing herein shall give PIZZA TIME any right, title or interest in or to any of DFC's trademarks, except the right to utilize such trademarks in accordance with DFC's instructions of packages of Licensed Products, and that such trademarks are the sole property of DFC and any goodwill generated from any and all uses of such trademarks shall inure to the benefit of PIZZA TIME.

         11.2 PIZZA TIME agrees to assign to DFC, on the expiration or termination of this Agreement and without any additional consideration, any rights and equities related to DFC's trademarks and any goodwill incidental to such rights that may be vested in PIZZA TIME as a result of the activities of PIZZA TIME pursuant to this Agreement.

         11.3 PIZZA TIME acknowledges the valuable goodwill associated with the DFC trademarks and it desires to maintain the validity of such trademarks and the goodwill associated with such trademarks for the benefit of DFC. PIZZA TIME agrees, therefore, to utilize such trademarks in strict accordance with proper trademark usage and the directions of DFC. PIZZA TIME shall not, directly or indirectly, attach or assist a third party in attacking the validity of DFC's trademarks.

         11.4 PIZZA TIME agrees not to act, directly or indirectly, in any matter which might lead a third party to believe that DFC's trademarks are owned by PIZZA TIME.

         11.5 PIZZA TIME agrees not to seek any trademark registration anywhere in connection with its use of DFC's trademarks.

         11.6 PIZZA TIME agrees not to adopt or use any mark or symbol that is similar to DFC's trademarks.

         11.7 PIZZA TIME agrees not to utilize DFC's trademarks in any unauthorized manner.


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         11.8         PIZZA TIME agrees upon the request of and at the
                      expense of DFC, to reasonably aid and assist DFC in the registration and maintenance of DFC's trademarks and in any litigation or resolution of claims with respect to such trademarks.

12.      Representations and Warranties of DFC

         DFC hereby makes the following representations and warranties:

         12.1 The making of this Agreement does not violate any rights or obligations existing between DFC and any third party; and

         12.2 Licensed Products shall not be adulterated or misbranded within the meaning of any local, state or Federal law, regulation, ordinance, rule or procedures and shall not be a product which may not be sold in interstate commerce pursuant to the Food, Drug and Cosmetic Act, as amended; and

         12.3 Licensed Products shall be in compliance with all local, state and Federal laws, regulations, ordinances, rules and procedures; and

         12.4 Licensed Products shall be in strict compliance with all formulas, specifications and samples.

13.      Representations and Warranties of PIZZA TIME

         PIZZA TIME hereby makes the following representations and warranties

         13.1 The making of this Agreement does not violate any rights or obligations existing between PIZZA TIME and any third party; and

         13.2 PIZZA TIME has the right to grant the license of Licensed Trademarks in accordance with the terms and conditions of this Agreement.

         13.3 The Licensed Trademarks are all valid and subsisting in the Territory and PIZZA TIME is the owner of the Licensed Trademarks.

14.      Indemnification

         14.1 DFC hereby indemnifies and holds harmless PIZZA TIME, and will defend or cause PIZZA TIME to be defended, from and against any and all claims, demands, causes of action, losses, damages, costs and expenses

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                      (including reasonable attorneys' fees) arising out of or
                      in any way connected with a breach by DFC of any of the representations or warranties set forth in Section 12 above or arising from or in any way connected with the intentional acts or omissions or negligence of DFC or arising from or in any way connected with DFC's failure to perform or failure to perform properly any of its contractual obligations.

         14.2 DFC hereby indemnifies and holds harmless PIZZA TIME, and will defend or cause PIZZA TIME to be defended, from and against any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of or in any way connected with any defect in Licensed Products.

         14.3 PIZZA TIME hereby indemnifies and holds harmless DFC and will defend or cause DFC to be defended, from and against, any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of or in any way connected with PIZZA TIME breach of any of its representations or warranties set forth in Section 13 above or arising out of or in any way connected with PIZZA TIME intentional acts or omissions or negligence or arising out of or in any way connected with PIZZA TIME failure to perform or failure to perform properly any of its contractual obligations.

15.      Insurance

         15.1 At all times during the term(s) of this Agreement and for at least one (1) year following the expiration or termination of this Agreement, DFC shall provide to PIZZA TIME documents evidencing the existence of Comprehensive General Liability Insurance with combined single limits of not less than $1,000,000 per occurrence per property damage and bodily injury. This insurance shall include the following coverages:

                      (a) Contractual Liability covering the indemnity provisions contained in this Agreement; and

                      (b) Products Liability, including completed operations, covering all Licensed Products manufactured pursuant to this Agreement.

         15.2 DFC agrees to make certain that there is carried at all times during the term(s) of this Agreement workmen's compensation insurance in accordance with

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                      the statutory limits required by the state in which
                      Licensed Products are manufactured.

         15.3 The insurance policies required by this Section shall provide that all such policies may not be canceled or the coverage changed in any material way without at least thirty (30) days written notice to PIZZA TIME.

16.      Product Recovery

         PIZZA TIME and DFC may mutually determine whether or not to implement product recall recovery or retrieval relating to Licensed Products. DFC agrees to carry out, in accordance with the procedures mutually agreed upon by the parties, all product recalls, recoveries and retrievals for Licensed Products and shall bear all costs and expenses associated therewith, unless such product recall, recovery or retrieval is due solely to a defect traced to PIZZA TIME in which case PIZZA TIME shall bear all costs and expenses associated therewith.

17.      Records

         17.1 DFC agrees to retain and maintain all records relating to Licensed Products, including, but not limited to, production records, quality control records, records relating to the type and cost of advertising Licensed Products, records relating to the sales (gross and net) and other transfers of Licensed Products, and all other related records for a period of at least three (3) years following the date for which those records apply.

         17.2 DFC agrees that a CPA selected by PIZZA TIME shall be given access to and shall have the right to inspect all such records, on a confidential basis at any time during DFC's normal business hours; provided, however, PIZZA TIME agrees to provide DFC with reasonable prior notice of such inspection. PIZZA TIME and its CPA shall agree in writing to maintain all confidential material in confidence.

18.      Force Majeure

         Either party's failure to perform the terms and conditions of this Agreement, in whole or in part, shall not be deemed a breach or default hereunder or give rise to any liability of either party to the other if such failure is attributable to any act of God, riot, public enemy, fire, explosion, flood, drought, war, sabotage, accident, action by governmental authority or any other conditions beyond the reasonable control of the party.

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19.      Relationship of Parties

         This Agreement is not intended and shall not, be construed to constitute either party the joint venture or franchising partner, agent, or legal representative of the other, and neither party shall have any authority, expressed, implied, or apparent, to assume or create any obligations on behalf of or in the name of the other party.

20.      Severability

         The provisions of this Agreement shall be severable and the invalidity of any provision, or portion thereof, shall not affect the enforceability of the remaining provisions of this Agreement.

21.      Waiver

         Failure of any party hereto to enforce any of the provisions of this Agreement, or any rights with respect thereto, or failure to exercise any election provided for herein, shall in no way constitute a waiver of such provisions, rights, or elections, or in any way affect the validity of this Agreement. Failure of any party hereto to enforce any of said provisions, rights, or elections shall not prejudice such party from later enforcing or exercising some or any other provisions, rights or elections which it may have under this Agreement.

22.      Notice

         Any notice required or permitted under this Agreement shall be deemed to have been received within two (2) business days after written notice shall be deposited, first class, postage prepaid, in the United States mail addressed to the respective parties as set forth below or to such address as each party may hereafter designate by written notice to the other party:

                      To PIZZA TIME:                 Showbiz Pizza Time, Inc.
                                                     4441 West Airport Freeway
                                                     Irving, Texas 75062

                                                     or

                                                     P. O. Box 15207
                                                     Irving, Texas 75062

                                                     Attention: Richard Huston
                                                     Executive Vice President,
                                                     Director of Marketing

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                      To DFC:                The Delicious Frookie Company, Inc.
                                             2720 River Road
                                             Des Plaines, IL 60018
                                             Attn: President

                                             With a copy sent to:

                                             Mr. Howard Miskin
                                             Stoll, Miskin, Previto & Hoffman
                                             350 5th Avenue
                                             Empire State Building
                                             Suite 6110
                                             New York, NY 10118

23.      Complete Agreement: Modification

         This instrument sets forth the entire agreement between the parties relative to the subject matter herein. Modification or amendment of any of the provisions of this Agreement shall not be valid unless in writing and signed by the parties hereto.

24.      Governing Law

         This Agreement shall be governed by and construed in accordance with laws of the state of Illinois.

25.      Confidentiality

         Simultaneous with the execution of this Agreement, the parties shall enter into the Non-disclosure Agreement attached hereto and incorporated herein. The parties agree that neither the term of this Agreement nor of any activity leading up to the execution of this Agreement shall be disclosed by either party to any third party without the prior written consent of the other party.

26.      Assignment

         This Agreement shall inure to the benefit of and, shall bind each of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, authorized representatives of the parties hereto have executed this Agreement effective the day and year first above written.

THE DELICIOUS FROOKIE COMPANY, INC.               SHOWBIZ PIZZA TIME, INC.

By:/s/ Richard Worth                              By:

Print Name:Richard Worth                          Print Name:

Title:Chairman of the Board                       Title:


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                                    EXHIBIT A

TRADEMARKS

"CHUCK E. CHEESE"

Associated characters, including but not limited to:

Charlie Rocket
Pasqually - The Pizza Man
Munch
Helen Henny -
Cute Looking Rat

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